Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Talon 1 Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-26035) of our report dated July 23, 2021, except for Note 4 as it relates to Private Placement Warrants, as to which the date is October 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Talon 1 Acquisition Corp. as of May 3, 2021 and for the period from April 20, 2021 (inception) through May 3, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

October 29, 2021